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                                                                    Exhibit 99.2

Internal Revenue Service                              Department of the Treasury

Index Number:  61.00-00; 61.03-00; 61.43-00;          Washington, DC 20224
451.01-00

                                                      Person to Contact:

                                                      Telephone Number:

                                                      Refer Reply To:

                                                      CC:FIP:2-PLR-142946-01
                                                      Date:
                                                      November 29, 2001

Legend:


         Parent            =

         Company  =

         Department        =
         State A           =
         State B           =
         Statute           =

         Securities        =
         a                 =
         -
         b                 =
         -
         c                 =
         -
         d                 =
         -
         e                 =
         -

Dear           :


         This letter is in reply to your letter dated August 9, 2001, asking the Internal Revenue Service to rule on the transaction described below.

                                      FACTS

         Parent is the common parent of an affiliated group of corporations that includes Company. Parent files a consolidated return for the group.

         Company, a calendar year taxpayer that uses the accrual method of accounting, is an investor-owned electric utility in State A. Company generates, transmits, and distributes electricity to residential, commercial, industrial, and governmental customers within its service area. Company historically had a monopoly for providing electricity within its service area and

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PLR-142946-01                        2

is regulated by Department, the Federal Energy Regulatory Commission, and the Nuclear Regulatory Commission.

         State A is deregulating the power-generation portion of its electric industry. Company's customers are now allowed to contract directly with alternative suppliers of electricity, and electric utilities and other suppliers are able to compete to sell electricity.

         Pursuant to a series of governmental actions culminating in the enactment of Statute, it is contemplated that certain of Company's costs - including previously incurred costs associated with generation facilities that have market values below their book value, costs associated with contracts to purchase electricity at above-market prices, and other external costs - will not be recoverable from customers in the reorganized, competitive electric industry. To facilitate the transition from the regulated system to the competitive one, such governmental actions permit Company to recover a portion of these costs (Stranded Costs). To permit this recovery of Stranded Costs, Company is authorized to collect from consumers of electricity located in its service area and using its distribution system a special charge (Recovery Charge) that is based on the amount of electricity purchased by the consumers.

         Such governmental actions also contemplate that Company will, and Statute authorizes Department to permit Company to, recover certain of its Stranded Costs by securitizing a specified portion of the Recovery Charge (such securitized portion, RRB Charge). Statute also authorizes Department to issue one or more finance orders (Finance Order) to authorize the recovery of such Stranded Costs and provides a comprehensive framework for such securitization.

                              PROPOSED TRANSACTION

         Company has applied for a Finance Order from Department, and may in the future apply for additional Finance Orders, pursuant to Statute authorizing Company to finance a portion of its Stranded Costs, together with transaction costs and credit enhancement, through the issuance of Securities with an aggregate principal amount not greater than $a. Pursuant to Statute, Company expects that the Finance Order will approve imposition and securitization of the RRB Charge. The RRB Charge is defined as a non-bypassable charge payable by customers, that will yield the amounts necessary to provide for interest on the Securities, the amortization of all Securities in accordance with the applicable expected amortization schedule, the payment of fees and expenses related to the issuance and servicing of the Securities, the collection of an overcollateralization amount and the replenishment of a capital subaccount. The RRB Charge is a usage-based tariff on each retail user's monthly bill until the Securities are discharged in full.

         The principal asset to be used to support the Securities is the right to collect the RRB Charge, which Statute establishes as a separate property right (RRB Property) that includes all right, title, and interest in and to all revenues, collections, claims, payments, money, or proceeds

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PLR-142946-01                        3

of or arising from the RRB Charge. Statute also provides that the Finance Order must include a procedure for the periodic adjustment of the RRB Charge. Pursuant to Statute and the Finance Order, the RRB Property and the RRB Charge will be irrevocable, and cannot be reduced, rescinded, altered, amended or impaired by either Department or State A. The RRB Charge will be set to provide for recovery of the costs associated with billing and collecting the RRB Charge as well as for an excess amount (Overcollateralization Amount) that will eventually reach at least b percent of the initial principal amount of the Securities. The Overcollateralization Amount will be collected ratably over the expected term of the Securities.

         Company has formed or will form a wholly owned limited liability company (SPE) under State B law as a bankruptcy remote company for the special purpose of effectuating the proposed transaction. The SPE will use the accrual method of accounting, and Company effectively will be the sole member of the SPE.

         For federal income tax purposes, the SPE is expected to be treated as a division of Company and not as a separate entity. The SPE will not elect to be treated as a business entity taxable as a corporation under section 301.7701-3(b)(1) of the Procedure and Administration Regulations. Company will contribute, as equity to the SPE, cash equal to at least b percent of the initial principal balance of the Securities (Capital Amount). The SPE will invest the equity in financial instruments that are issued by parties unaffiliated with Company and that can be readily converted to cash.

         Pursuant to the Finance Order, the SPE will sell the Securities to investors, either directly or through underwriters or other agents. The Securities will be in the form of promissory notes of the SPE. The Securities will be nonrecourse to Company but will be secured by the assets of the SPE including (a) the RRB Property (including by a statutory lien on the RRB Property as provided by Statute), (b) accounts maintained for payments on the Securities (collectively, Collection Account), (c) all amounts or investment property on deposit in or credited to the Collection Account, (d) all other property of whatever kind owned by the SPE (less amounts owed to certain service providers), and (e) all rights of the SPE in and to the transaction documents such as the purchase agreement for the RRB Property. The Securities will not be subordinated to the claims of any creditors or equity owners of the SPE, other than for payments of trustee, servicing, and administrative fees.

         The Securities will be issued in one or more series. Each series of the Securities may be offered in one or more classes, each expected to have a different principal amount, term, interest rate, and amortization schedule. Company expects that the Securities will have scheduled maturities not longer than c years, and legal maturities not longer than d years. Scheduled maturity is the date on which the final principal payment is expected to be paid; legal maturity is the date on which nonpayment is a default.

         The Securities are expected to be sold at or near par value and will not in any event be sold for more than par value. Interest on the Securities will be payable not more frequently than

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PLR-142946-01                        4

quarterly. Principal payments are expected to be applied in sequential class order within each series until the outstanding balance of such class or series is reduced to zero. The Securities will also be subject to an optional "clean-up" call when the outstanding principal amount of a series declines to less than e percent of the original principal amount of such series. The SPE may enter into swap agreements or other hedging arrangements solely to permit the issuance of variable rate Securities.

         The SPE will transfer to Company, as consideration for the transfer of the RRB Property to the SPE, the proceeds from the issuance of the Securities, net of its transaction expenses.

         Upon issuance of the initial series of Securities, the SPE will establish the Collection Account, which will consist of at least four subaccounts entitled General, Reserve, Overcollateralization, and Capital. Additional subaccounts may be established in respect of additional credit enhancements or as necessitated for convenience by the transaction documents. These accounts will be maintained and administered in trust by the trustee for the Securities.

         On behalf of the SPE, Company will act initially as the servicer for the RRB Property. As servicer, Company will bill and collect the RRB Charge and retain all books and records regarding the RRB Charge, subject to the right of the SPE to inspect those records. Company, or any successor servicer, will periodically remit (as frequently as required by the rating agencies and in all events within one calendar month of collection) the billed and collected RRB Charge to the trustee for the Securities. Monies deposited with the trustee for the Securities will be held in the Collection Account. Only in the event that Company fails satisfactorily to perform its servicing functions will Company be subject to replacement as servicer. Company's ability to resign as servicer will be restricted.

         The billed and collected RRB Charge will be remitted to the Collection Account. Amounts in the Collection Account will be used to pay trustee fees, servicing fees, administrative costs, operating expenses of the SPE, accrued but unpaid interest on all classes of the Securities, and principal (to the extent scheduled) on the outstanding Securities. Any remaining billed and collected RRB Charge will be allocated to the Capital Subaccount (to the extent that the Capital Subaccount is below the required capital level), the Overcollateralization Subaccount (to the extent scheduled), and then to the Reserve Subaccount.

         If the billed and collected RRB Charge in any period is insufficient to satisfy the SPE's payment obligations on the Securities, then amounts in the Reserve Subaccount, the accumulated Overcollateralization Amount, and Capital Amount will be used (in that order) to satisfy scheduled principal and interest payments. To the extent that the Overcollateralization Amount or the Capital Amount is used to satisfy principal and interest payments on the Securities, the RRB Charge will be adjusted in the future to restore those amounts.

         Investment earnings on amounts in the Collection Account also may be used to satisfy scheduled interest and principal payments on Securities and to restore the Capital Amount and

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PLR-142946-01                        5

the scheduled Overcollateralization Amount. Except for earnings on the Capital Subaccount, any excess earnings will be remitted to the SPE and, after the last scheduled date for the payment of accrued interest and principal on the bonds, will be distributed to Company for the benefit of its customers. Investment earnings on amounts in the Capital Subaccount, to the extent not used to satisfy the Securities, will be paid to Company periodically. Amounts in the Capital Subaccount and any investment earnings thereon, to the extent not used to satisfy the Securities, will be returned to Company after the Securities are paid in full.

         The Securities will provide for the following events of default: (1) a default in the payment of accrued interest on any class of Securities (after a specified grace period); (2) a default in the payment of outstanding principal as of the legal maturity date; (3) a default in payment of the redemption price following a call as of the redemption date; (4) certain breaches of covenants, representations or warranties by the SPE in the indenture under which the Securities are issued; and (5) certain events of bankruptcy, insolvency, receivership or liquidation of the SPE. In the event of a payment default on the Securities, the trustee for the Securities or holders of a majority in principal amount of all series then outstanding may declare the principal of all classes of the Securities to be immediately due and payable.

                                     ISSUES

              1. Does the issuance of the Finance Order authorizing collection of the RRB Charge by Company result in gross income to Company?

              2. Does the issuance of the Securities by the SPE result in gross income to Company?

              3.  Are the Securities obligations of Company?

                                       LAW

         Section 61 of the Internal Revenue Code generally defines gross income as "income from whatever source derived," except as otherwise provided by law. Gross income includes income realized in any form, whether in money, property, or services. Section 1.61-1(a) of the Income Tax Regulations. This definition encompasses all "accessions to wealth, clearly realized, and over which the taxpayers have complete dominion." Commissioner v. Glenshaw Glass Co., 348 U.S.
                                   ----------------------------------
426, 431 (1955), 1955-1 C.B. 207.


         The right to collect the RRB Charge is of significant value in producing income for Company, and State A's action in making the RRB Charge rights transferable has enhanced that value. Generally, the granting of a transferable right by the government does not cause the realization of income. Rev. Rul. 92-16, 1992-1 C.B. 15 (allocation of air emission rights by the Environmental Protection Agency does not cause a utility to realize gross income); Rev. Rul.








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PLR-142946-01                        6

67-135, 1967-1 C.B. 20 (fair market value of an oil and gas lease obtained from the government through a lottery is not includible in income).

         The economic substance of a transaction generally governs its federal tax consequences. Gregory v. Helvering, 293 U.S. 465 (1935), XIV-1 C.B. 193.
                  --------------------
Affixing a label to an undertaking does not determine its character. Rev. Rul. 97-3, 1997-1 C.B. 9. An instrument secured by property may be an obligation of the taxpayer or, alternatively, may be a disposition of the underlying property by the taxpayer. Cf. id. (the Small Business Administration is the primary
                 --  --
obligor of certain guaranteed payment rights that are created under its participating security program).

                                   CONCLUSIONS

         Based on the facts as represented, we rule as follows:

                  1. The issuance of the Finance Order authorizing the collection of the RRB Charge by Company will not result in gross income to Company.

                  2. The issuance of the Securities by the SPE will not result in gross income to Company.

                  3. The Securities will be obligations of Company.

         Except as expressly provided herein, no opinion is expressed or implied concerning the tax consequences of any aspect of any transaction or item discussed or referenced in this letter.

         This ruling is directed only to the taxpayer(s) requesting it. Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.

         A copy of this letter must be attached to any income tax return to which it is relevant. In accordance with the Power of Attorney on file with this office, a copy of this letter is being sent to the taxpayer.

                                        Sincerely yours,
                                        William E. Coppersmith
                                        ----------------------
                                        William E. Coppersmith
                                        Chief, Branch 2
                                        Office of Associate Chief Counsel
                                        (Financial Institutions & Products)